Exhibit 4.6

INDUSTRIAL LOGISTICS REALTY TRUST INC.

Amended and Restated Share Redemption Program

As Adopted by the Board of Directors, effective July 1, 2016

Definitions

Company – Shall mean Industrial Logistics Realty Trust Inc. The Company may be referred to as “we” or “our” within the context of this document.

Operating Partnership – Shall mean ILT Operating Partnership LP.

Operating Partnership Agreement – Shall mean the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

OP Units – Shall mean limited partnership interests in the Operating Partnership.

Share Redemption Program

Our share redemption program may provide eligible stockholders with limited, interim liquidity by enabling them to present for redemption all or any portion of their shares of our common stock in accordance with the procedures outlined below, subject to certain conditions and limitations described below and applicable law. At the time that a stockholder submits a request for redemption, we may, subject to the conditions and limitations described below, redeem the shares of our common stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption. There is no fee in connection with a redemption of shares of our common stock. The share redemption program will be immediately terminated if our shares of common stock are listed on a national securities exchange or if a secondary market is otherwise established.

Only those stockholders who purchased their shares directly from us (including through our distribution reinvestment plan, except as set forth below), or received their shares through one or more transactions that were not for cash or other consideration, are eligible to participate in our share redemption program. Once our shares are transferred, directly or indirectly, for value by a stockholder (other than transfers which occur in connection with a non-taxable transaction, such as a gift or contribution to a family trust), the transferee and all subsequent holders of the shares are not eligible, unless otherwise approved by management of the Company in its sole discretion, to participate in the share redemption program with respect to such shares that were transferred for value and any additional shares acquired by such transferee through our distribution reinvestment plan.

After you have held shares of our common stock for a minimum of 18 months, our share redemption program may provide a limited opportunity for you to have your shares of common stock redeemed, subject to certain restrictions and limitations. Until our board of directors determines an estimated per share net asset value (“NAV”), as disclosed from time to time in our Annual Report on Form 10-K, our Quarterly Reports

on Form 10-Q and/or our Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”), the redemption price for each class of shares of our common stock shall be equal to the then-current “net investment value” of the shares disclosed in the most recent prospectus for the Company’s public offering, which amount will be based on the “net proceeds/amount available for investments” percentage shown in the “Estimated Use of Proceeds” table for each class of shares in the prospectus for our public offering. For each class of shares of our common stock, this amount will equal the current offering price of the shares, less the associated sales commission, dealer manager fee and estimated organization and offering expense reimbursement. Initially, the “net investment value” for each class of shares will be $8.90 per share, but this amount is subject to change. As disclosed in the prospectus for our public offering, we will also disclose a per share estimated NAV no later than 150 days following the second anniversary of the date on which we break escrow in our public offering, although we may determine to provide a per share estimated NAV earlier. After our board of directors determines an estimated per share NAV, the redemption price for each class of shares shall be equal to the most recently disclosed estimated per share NAV. If the “net investment value” changes or our board of directors determines an estimated per share NAV, then we will provide stockholders 30 days’ prior written notice of the change to the redemption price, which we will provide by filing a Current Report on Form 8-K with the Commission. During a public offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under the federal securities laws. Therefore, you may not have the opportunity to have your shares redeemed prior to the effective date of a change in the redemption price. In addition, if the redemption price changes between the date on which you submit a redemption request and the date on which shares are redeemed for that quarter, your shares will be redeemed at the new redemption price, unless you withdraw your redemption request by submitting a request in writing that is received by us at any time up to three business days prior to the end of that quarter.

In the event that you seek to redeem all of your shares of our common stock, any shares of our common stock purchased pursuant to our distribution reinvestment plan or received from the Company as a stock dividend may be excluded from the foregoing 18-month holding period requirement, in the discretion of our board of directors. If you have made more than one purchase of our common stock (other than through our distribution reinvestment plan), the 18-month holding period will be calculated separately with respect to each such purchase. For purposes of calculating the 18-month holding period, holders of Class T shares and/or Class W shares that are converted to Class A shares pursuant to the terms of our charter shall be deemed to have owned their Class A shares as of the date they were issued the applicable Class T shares and/or Class W shares that were converted into such Class A shares. In addition, for purposes of the 18-month holding period, holders of OP Units who exchange their OP Units for shares of our common stock shall be deemed to have owned their shares as of the date they were issued their OP Units. Neither the 18-month holding period nor the Redemption Caps (as defined below) will apply in the event of the death of a stockholder; provided, however, that any such redemption request with respect to the death of a stockholder must be submitted to us within 18 months after the date of death, as further described below. Our board of directors reserves the right in its sole discretion at any time and from time to time to (a) waive the 18-month holding period and either of the Redemption Caps (defined below) in the event of the disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code) of a stockholder, (b) reject any request for redemption for any reason, or (c) reduce the number of shares of our common stock allowed to be redeemed under the share redemption program. A stockholder’s request for redemption in reliance on any of the waivers that may be granted in the event of the disability of the stockholder must be submitted within 18 months of the initial determination of the stockholder’s disability, as further described below. Furthermore, any shares redeemed in excess of the Quarterly Redemption Cap (as defined below) as a result of the death or disability of a stockholder will be included in calculating the following quarter’s redemption limitations. At any time we are engaged in a public offering, the per share price of a class of shares of our common stock redeemed under our share redemption program will never be greater than the then-current offering price of shares of such class of common stock sold in the primary offering. If we are engaged in a public offering and the redemption price calculated in accordance with the terms of the share redemption program would result in a price that is higher than the then-current public offering price of such class of common stock, then the redemption price will be reduced and will be equal to the then-current public offering price of such class of common stock.

We are not obligated to redeem shares of our common stock under the share redemption program. We presently intend to limit the number of shares to be redeemed during any calendar quarter to the “Quarterly Redemption Cap” which will equal the lesser of: (i) one-quarter of five percent of the number of shares of common stock outstanding as of the date that is 12 months prior to the end of the current quarter and (ii) the aggregate number of shares sold pursuant to our distribution reinvestment plan in the immediately preceding quarter, less the number of shares redeemed in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder or stockholders during such quarter, which amount may be less than the Aggregate Redemption Cap described below. In addition, our board of directors retains the right, but is not obligated to, redeem additional shares if, in its sole discretion, it determines that it is in our best interest to do so, provided that we will not redeem during any consecutive 12-month period more than five percent of the number of shares of common stock outstanding at the beginning of such 12-month period (referred to herein as the “Aggregate Redemption Cap” and together with the Quarterly Redemption Cap, the “Redemption Caps”) unless permitted to do so by applicable regulatory authorities. Although we presently intend to redeem shares pursuant to the above-referenced methodology, to the extent that the aggregate proceeds received from the sale of shares pursuant to our distribution reinvestment plan in any quarter are not sufficient to fund redemption requests, our board of directors may, in its sole discretion, choose to use other sources of funds to redeem shares of our common stock, up to the Aggregate Redemption Cap. Such sources of funds could include cash on hand, cash available from borrowings, cash from the sale of our shares pursuant to our distribution reinvestment plan in other quarters, and cash from liquidations of securities investments, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders, debt repayment, purchases of real property, debt related or other investments, or redemptions of OP Units. Our board of directors has no obligation to use other sources to redeem shares of our common stock under any circumstances. Our board of directors may, but is not obligated to, increase the Aggregate Redemption Cap but may only do so in reliance on an applicable no-action letter issued or other guidance provided by the Commission staff that would not object to such an increase. There can be no assurance that our board of directors will increase either of the Redemption Caps at any time, nor can there be assurance that our board of directors will be able to obtain, if necessary, a no-action letter from Commission staff. In any event, the number of shares of our common stock that we may redeem will be limited by the funds available from purchases pursuant to our distribution reinvestment plan, cash on hand, cash available from borrowings and cash from liquidations of securities or debt-related investments as of the end of the applicable quarter.

Our board of directors may, in its sole discretion, amend, suspend, or terminate the share redemption program at any time if it determines that the funds available to fund the share redemption program are needed for other business or operational purposes or that amendment, suspension or termination of the share redemption program is in the best interest of our stockholders. Any amendment, suspension or termination of the share redemption program will not affect the rights of holders of OP Units to cause us to redeem their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both pursuant to the Operating Partnership Agreement. In addition, our board of directors, in its sole discretion, may determine at any time to modify the share redemption program to redeem shares at a price that is higher or lower than the price paid for the shares by the redeeming stockholder. Any such price modification may be arbitrarily determined by our board of directors, or may be determined on a different basis. If our board of directors decides to materially amend, suspend or terminate the share redemption program, we will provide stockholders with no less than 30 days’ prior written notice, which we will provide by filing a Current Report on Form 8-K with the Commission. During a public offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under the federal securities laws. Therefore, you may not have the opportunity to make a redemption request prior to any potential suspension, amendment or termination of our share redemption program.

We intend to redeem shares of our common stock quarterly under the program. All requests for redemption must be made in writing and received by us at least 15 days prior to the end of the applicable quarter (the “Applicable Quarter End”). If we receive a request from a stockholder for redemption of all of the stockholder’s shares of our common stock and the stockholder is a participant in our distribution reinvestment plan, we will terminate the stockholder’s participation in the distribution reinvestment plan. Stockholders may also withdraw their redemption request in whole or in part by submitting a request in writing that is received by us at any time up to three business days prior to the Applicable Quarter End.

In connection with our quarterly redemptions, our affiliated stockholders will defer their redemption requests until all redemption requests by unaffiliated stockholders have been met. However, we cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any quarter. In the event that we do not have sufficient funds available to redeem all of the shares of our common stock for which redemption requests have been submitted in any quarter, or the total amount of shares requested for redemption exceed a Redemption Cap, we plan to redeem the shares of our common stock on a pro rata basis. In addition, we will redeem shares of our common stock in full that are timely presented for redemption in connection with the death and, if approved by our board of directors in its sole discretion, the disability of a stockholder, regardless of whether we redeem all other shares on a pro rata basis. Moreover, such determinations regarding our share redemption program will not affect any determinations that may be made by our board of directors regarding requests by holders of OP Units for redemption of their OP Units pursuant to the Operating Partnership Agreement.

We will determine whether to approve redemption requests no later than 15 days following the Applicable Quarter End, which we refer to as the “Redemption Determination Date.” No later than three business days following the Redemption Determination Date, we will pay the redemption price in cash for shares approved for redemption and/or, as necessary, will notify each stockholder in writing if the stockholder’s redemption request was not honored in whole or in part. If a pro rata redemption would result in a stockholder owning less than the minimum purchase amount required under state law, we would redeem all of such stockholder’s shares of our common stock unless the stockholder’s holdings are the result of a prior partial transfer.

As previously described, our share redemption program, including redemption upon the death or disability of a stockholder, is not intended to provide liquidity to any stockholder (and any subsequent transferee of such stockholder) who acquired, directly or indirectly, his or her shares by purchase or other taxable transaction from another stockholder, unless shares acquired in such transactions are approved for redemption by management of the Company in its sole discretion. In connection with a request for redemption, the requesting stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder either (1) acquired the shares to be repurchased directly from us and no direct or indirect transfer of the shares has occurred since the stockholder acquired the shares from the Company, or (2) acquired the shares from the original stockholder, directly or indirectly, by way of one or more transactions that were not for cash (or other consideration) in connection with a non-taxable transaction, including transactions for the benefit of a member of the original stockholder’s immediate or extended family (including the original stockholder’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) through a transfer to a custodian, trustee or other fiduciary for the account of the original stockholder or members of the original stockholder’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

Moreover, all shares of our common stock requested to be repurchased must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for repurchase are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to redeem any shares subject to the lien.

As set forth above, we will redeem shares upon the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. We must receive the written redemption request within 18 months after the death of the stockholder in order for the requesting party to benefit from the exceptions to the 18-month holding period and the Redemption Caps, described above for redemptions in the event of the death of a stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Furthermore, as set forth above, we will redeem shares held by a stockholder who is a natural person who is deemed to be disabled (as such term is defined in Section 72(m)(7) of the Internal Revenue Code), subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. We must receive the written redemption request within 18 months of the initial determination of the stockholder’s disability in order for the stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders becomes disabled (as such term is defined in Section 72(m)(7) of the Internal Revenue Code). If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon disability does not apply.

Shares of our common stock approved for redemption on the Redemption Determination Date will be redeemed by us under the share redemption program effective as of the Applicable Quarter End and will return to the status of authorized but unissued shares of common stock. We will not resell such shares of common stock to the public unless they are first registered with the Commission under the Securities Act of 1933, as amended, and under appropriate state securities laws or otherwise sold in compliance with such laws.

The federal income tax consequences to you of participating in our share redemption program will vary depending upon your particular circumstances, and you are urged to consult your own tax advisor regarding the specific tax consequences to you of participation in the share redemption program.